UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 8, 2009

Outdoor Channel Holdings, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-17287	33-0074499
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

43445 Business Park Drive, Suite 103, Temecula, California		92590
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	951.699.6991

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

See Item 5.02 below.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement

On May 6, 2009, Outdoor Channel Holdings, Inc., or the Company, entered into an Employment Agreement (the "Agreement") with James E. Wilburn, the Chief Executive Officer of the Company’s wholly owned subsidiary, Winnercomm, Inc. Mr. Wilburn’s Employment Agreement is attached to this filing as Exhibit 99.1 and incorporated by reference herein.

Term of Agreement. The Agreement has an initial term beginning on May 6, 2009 (the "Effective Date"), and ending on December 31, 2011. On December 31, 2011 and on each anniversary thereafter, the Agreement will automatically renew for an additional one (1) year term, unless either party to the Agreement provides written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal.

Salary. Mr. Wilburn’s annual salary will continue at $300,000.

Annual Incentive. For each of the Company’s fiscal years beginning in 2009, Mr. Wilburn will be eligible to receive an annual cash incentive payable for the achievement of performance goals established by the Committee, after consultation and discussion with the Chief Executive Officer. During the term of the Agreement, Mr. Wilburn’s annual incentive target will be 50% of his base salary, with a maximum incentive of 120% of such target. The specific performance goals for determining whether any cash incentive is to be paid to Mr. Wilburn for his performance in fiscal year 2009 include: (i) achieving certain financial metrics; (ii) hiring and retaining key employees; and (iii) providing leadership and creating a working environment that fosters passion, teamwork and agility within the organization. The compensation committee retains the sole and absolute discretion to determine any annual cash incentive bonus paid pursuant to the Employment Agreement. For Fiscal 2009, the compensation committee also retains the right to pay Mr. Wilburn a fully discretionary bonus, up to a specified maximum amount.

Restricted Stock. Pursuant to his Agreement, Mr. Wilburn has received a restricted stock grant of 150,000 shares. Such restricted stock grant was granted under and subject to the terms, definitions and provisions of the Company’s 2004 Long-Term Incentive Plan (the "Plan"). Mr. Wilburn’s restricted stock grant will vest as follows: (i) 37,500 shares shall vest on September 30, 2009; (ii) 12,500 shares shall vest on December 31, 2009; and (iii) 12,500 shares shall vest on the last day of each calendar quarter in calendar years 2010 and 2011 such that the entire 150,000 shares are completely vested on December 31, 2011.

Employee Benefits. Mr. Wilburn is eligible to participate in all benefit programs available to the Company’s executive officers.

Change in Control Vesting Acceleration. Upon a Change in Control (as such term is defined in the Plan), all of Mr. Wilburn’s then outstanding awards relating to the Company’s common stock (whether stock options, stock appreciation rights, shares of restricted stock, restricted stock units, or otherwise) (collectively, "Equity Awards") will fully vest.

Severance. Mr. Wilburn is eligible to receive severance benefits in the event of certain terminations of his employment. In the event that the Company terminates Mr. Wilburn without Cause (as such term is defined in the Agreement), or Mr. Wilburn resigns for Good Reason (as such term is defined in the Agreement), Mr. Wilburn will receive (i) severance payments in equal monthly installments (less applicable withholding taxes) for a period of sixteen (16) months, and (ii) if Mr. Wilburn elects continuation coverage pursuant to COBRA, and provided that Mr. Wilburn constitutes a qualified beneficiary under the Internal Revenue Code of 1986, as amended (the "Code"), the Company will reimburse Mr. Wilburn for the same level of health coverage and benefits as in effect for Mr. Wilburn on the day immediately preceding the date of termination until the earlier of (A) sixteen (16) months following the date of Mr. Wilburn’s termination or resignation, or (B) the date upon which Mr. Wilburn and his eligible dependents become covered under similar plans.

The monthly severance payments that Mr. Wilburn would be entitled to receive pursuant to his Agreement upon such a termination or resignation would be $25,000 (resulting in an aggregate severance payment of $400,000). The severance payments and other benefits to which Mr. Wilburn may become entitled to pursuant to his Agreement will be subject to the following: (i) Mr. Wilburn signing (and not subsequently revoking) a release of claims agreement; (ii) Mr. Wilburn agreeing to non-compete, non-solicit and non-disparagement provisions that would be in effect during the period in which Mr. Wilburn receives severance payments; and (iii) Mr. Wilburn’s continued compliance with the Company’s standard form of confidential information and intellectual property agreement.

Excise Tax. In the event that the severance payments and other benefits payable to Mr. Wilburn constitute "parachute payments" under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then Mr. Wilburn’s severance benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Mr. Wilburn on an after-tax basis of the greatest amount of benefits.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Outdoor Channel Holdings, Inc.

May 7, 2009	By:	Thomas E. Hornish

Name: Thomas E. Hornish
Title: Chief Operating Officer and General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	Employment Agreement with James E. Wilburn dated May 6, 2009